UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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T2 Biosystems, Inc.

(Name of Registrant as Specified in Its Charter)

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August 5, 2020

SUPPLEMENT TO NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

AND DEFINITIVE PROXY STATEMENT DATED JUNE 26, 2020

This proxy statement supplement relates to the 2020 annual meeting (the “2020 Annual Meeting”) of stockholders of T2 Biosystems, Inc. (the “Company,” “we,” or “us”) scheduled to be held on August 6, 2020 and supplements and amends the related Definitive Proxy Statement filed with the Securities and Exchange Commission on June 26, 2020 (the “Proxy Statement”).

Withdrawal of Proposal 1 to Approve a Series of Seven Separate Amendments to the Company’s Restated Certificate of Incorporation, to effect a Reverse Stock Split of the Company’s Common Stock

The Company announced on August 5, 2020, that its Board of Directors (the “Board”) has decided it will not seek authority from the stockholders at the 2020 Annual Meeting to effect a reverse split of its issued and outstanding shares of common stock and, accordingly, Proposal 1 in the Proxy Statement for such authority has been withdrawn from the agenda for the Annual Meeting. Proposal No. 1, as set forth in the Proxy Statement, requested stockholder approval of a series of seven separate amendments to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock at ratios of one-for-five up top one-for-eleven, such ratio to be determined by the Board, subject to the Board’s authority to abandon such amendment.

In making its decision, the Board took into account the trading history of the Company’s shares, its current compliance with listing requirements of The Nasdaq Global Market and the results of meetings with representatives of various investment banks, investment funds, individual investors, and other members of the investment community when it concluded that the market for the Company’s common stock (per-share market pricing and liquidity), investor interest, and our financing and capital-raising abilities were satisfactory at this time and might not be materially enhanced if our stockholders were to provide the reverse split authority initially sought by Proposal 1.

No additional changes have been made to the Proxy Statement or the record date, the location of the meeting or the proposals to be brought before the 2020 Annual Meeting, which are presented in the Proxy Statement.